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                                                                    Exhibit 12.1


                 Seagate Technology Holdings and Its Predecessor
                Computation of Ratio of Earnings to Fixed Charges
                                  (In millions)

                                                      Predecessor                             Seagate Technology Holdings
                                      ---------------------------------------------------- --------------------------------
                                                 Fiscal Year Ended
                                      ----------------------------------------                                      Nine
                                                                                  July 1,   Nov. 23     Nov. 23    Months
                                                                                  2000 to   2000 to     2000 to    Ended
                                      June 27,   July 3,    July 2,   June 30,    Nov. 22,  June 29,    Mar. 30,   Mar. 29,
                                        1997      1998       1999       2000       2000      2001         2001      2002
                                      --------  --------    -------  ---------   --------- ----------  ---------  ---------
                                                                          (in millions)
Earnings:
   Income (loss) before income taxes   $  950   $  (722)    $  275     $  641    $  (618)  $  (101)    $  (106)    $  403
Add back fixed charges:
   Interest expense                        32        51         48         52         24        54          33         61
   Amortization of debt discount and
     debt issuance costs                   --        --         --         --         --         5           3          6
   Interest portion of rent expense        14        17         16         12          4         5           3          6
                                      --------  --------    -------  ---------   --------- ----------  ---------  ---------
Adjusted earnings                      $  996   $  (654)    $  339     $  705     $ (590)  $   (37)    $   (67)    $  476
Total fixed charges                    $   46   $    68     $   64     $   64     $   28   $    64     $    39    $    73
Ratio of earnings to fixed charges       21.7x                 5.3x      11.0x                                        6.5x
Deficiency of earnings to fixed
 charges                                        $  (654)                          $ (590)  $   (37)    $   (67)
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